Exhibit 99.1

American Eagle Outfitters Reports June Sales Of $249 Million

Same Store Sales Decrease 1%

Updates Second quarter EPS guidance

Pittsburgh - July 8, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended July 3, 2010 increased 1% to $249 million, compared to $246 million for the five weeks ended July 4, 2009.  Comparable store sales decreased 1% for the month, compared to an 11% decrease for the same period last year.

Total sales for the 22 week year-to-date period ended July 3, 2010 increased 5% to $1.102 billion, compared to $1.054 billion for the 22 weeks ended July 4, 2009. Comparable store sales increased 2% for the year-to-date period compared to a 10% decline for the same period last year.

Based on recent business trends and deeper promotions, the company now expects second quarter adjusted earnings to be on the low end of the guidance range of $0.12 to $0.16 per diluted share. On a GAAP basis, the second quarter guidance range is ($0.01) to $0.03 per diluted share and includes estimated closing charges and an operating loss related to MARTIN+OSA of approximately $0.13 per diluted share as outlined in the table below. This guidance excludes the potential impact of severance and investment security charges. Second quarter guidance compares to adjusted EPS of $0.18 per diluted share for the second quarter ended August 1, 2009, which excludes a tax benefit, a non-cash, non-operating foreign currency loss and an operating loss related to MARTIN+OSA as outlined in the table below.

During the month, the company repurchased 6.7 million shares, bringing the year-to-date total to 10.7 million shares for a total of $153 million. This leaves 19.3 million shares remaining under the current authorization.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share ("non-GAAP" or "adjusted"). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ending		13 Weeks Ended
	July 31, 2010	July 31, 2010	August 1, 2009
	Low Range	High Range
Diluted EPS on a GAAP basis	($0.01)	$0.03	$0.14
Add back: MARTIN+OSA operating loss and shut down costs	0.13	0.13	0.04
	0.12	0.16	0.18
Deduct: Tax benefit
	-	-	(0.02)
Add back: Non-cash, non-operating foreign currency loss	-	-	0.02
Non-GAAP Diluted EPS	$0.12	$0.16	$0.18

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 934 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 143 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's second quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300